EXHIBIT 5.1

[LETTERHEAD OF THE YOCCA LAW FIRM LLP]

October 25, 2005

Microsemi Corporation

2381 Morse Avenue

Irvine, CA 92614

Re:	Registration Statement on Form S-8: Registration No. 333- ; Microsemi Corporation Common Stock,

par value $.20 per share

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8, Registration No. 333-             (as amended, the “Registration Statement”) being filed by Microsemi Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 6,000,000 additional shares, subject to anti-dilution adjustments, of the Company’s Common Stock, par value of $.20 per share (the “Common Stock”). Said shares of Common Stock are to be issued under the 1987 Microsemi Corporation Stock Plan. Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

In our capacity as your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Common Stock.

In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon the foregoing and assuming the compliance with applicable state securities laws and the additional proceedings to be taken by the Company as referred to above, we are of the opinion that the Common Stock has been duly authorized, and when issued upon payment therefor in the manner provided in the Plan, the Common Stock will be validly issued, fully paid and nonassessable.

Our opinions herein are limited to the effect on the subject transaction of United States Federal law and the General Corporation Law of the State of Delaware, including relevant provisions of the Delaware Constitution and Delaware judicial decisions. We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    THE YOCCA LAW FIRM LLP

The Yocca Law Firm LLP